UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

GTSI Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Proxy Soliciting Material Dated March 8, 2012

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

April 27, 2012

The Annual Meeting of the Stockholders of GTSI Corp., a Delaware corporation (“GTSI” or the “Company”), will be held at 11:00 a.m., local time, on Friday, May 25, 2012, at the Company’s headquarters located at 2553 Dulles View Drive, Suite 100, Herndon, Virginia to consider and act on the following matters (the “Meeting”):

1.

A proposal to amend GTSI’s restated certificate of incorporation to declassify GTSI’s Board of Directors and provide for the annual election of all directors for a one-year term;

2.

If proposal 1 above is approved by stockholders, to elect nine directors to serve until our 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified; or

3.

If proposal 1 above is not approved by stockholders, to elect three Class 3 directors to serve until our 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

4.

To transact such other business as may properly come before the Meeting, including any adjournment(s) thereof.

If you are a holder of record of the Company’s common stock as of the close of business on April 11, 2012, you will be entitled to notice of, and vote at, the Meeting, including any adjournment(s) thereof. All stockholders are cordially invited to attend the Meeting in person.

You can vote your shares in one of four ways:

1.

Visit the web-site noted on your proxy card to vote via the internet;

2.

Use the toll-free telephone number on your proxy card to vote by telephone;

3.

Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

4.

Attend the Meeting and vote your shares in person.

Please mark, sign, date and return your proxy card as promptly as possible.

Stockholders are invited to visit the Corporate Governance section of our web-site in the “Investors” section of GTSI.com.

By Order of the Board of Directors

Joseph Uglialoro

Vice President, General Counsel & Secretary

Preliminary Proxy Soliciting Material Dated March 8, 2012

TABLE OF CONTENTS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 25, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING	1
PROPOSAL 1	2
PROPOSAL 2	6
PROPOSAL 3	7
INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES	8
BOARD LEADERSHIP STRUCTURE, RISK OVERSIGHT, EXECUTIVE SESSIONS OF NONEMPLOYEE DIRECTORS, AND COMMUNICATIONS BETWEEN STOCKHOLDERS AND THE BOARD	11
COMMITTEES AND TRANSACTIONS WITH RELATED PARTIES	13
DIRECTOR NOMINATIONS AND QUALIFICATIONS	14
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS	16
CODE OF ETHICS	16
COMPENSATION OF DIRECTORS	17
EXECUTIVE COMPENSATION AND RELATED INFORMATION	19
SUMMARY COMPENSATION TABLE	19
COMPENSATION COMPONENTS	21
EQUITY COMPENSATION PLAN INFORMATION	24
COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT	24
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	26
EXECUTIVE OFFICERS	26
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	27
EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
REPORT OF THE AUDIT COMMITTEE OF THE BOARD	30
AUDIT FEES	32
ANNUAL REPORT	33
HOUSEHOLDING	33
OTHER MATTERS	33

Preliminary Proxy Soliciting Material Dated March 8, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON MAY 25, 2012

The Notice of Annual Meeting of Stockholders, Proxy Statement and Form of Proxy regarding the Annual Meeting of GTSI’s stockholders and GTSI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.GTSI.com and can be accessed through the home page by clicking on “Investors” in the bottom left corner. Once on the Investor page, go to the right-hand column and near the bottom click on “SEC Filings.” On this page, you will find our Annual Report on Form 10-K for 2011, Notice of Annual Meeting of Stockholders, Form of Proxy and Proxy Statement pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (“Proxy Statement”).

The Annual Meeting of Stockholders will be held at 11:00 a.m., local time, on Friday, May 25, 2012, at the Company’s headquarters located at 2553 Dulles View Drive, Suite 100, Herndon, Virginia (including any adjournments thereof, the “Meeting”).

For directions on attending the Meeting and voting in person, please contact us at 703-502-2463 or via email at investors@gtsi.com; alternatively please go to our website at www.GTSI.com. On the upper left-hand corner of our homepage, roll your mouse over “About GTSI” and click on “Directions” and follow the appropriate instructions.

At the Meeting, you will be asked to vote (a) on a proposal to amend GTSI’s restated certificate of incorporation to declassify the Board and provide for the annual election of all directors for a one-year term and (b) if the above-referenced proposal to declassify GTSI’s board of directors is approved by stockholders, to elect nine directors to serve until our 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified or (c) if the declassification proposal is not approved by stockholders, to elect three Class 3 directors to serve until our 2015 Annual Meeting of Stockholders and until their successors are duly elected and qualified and (d) on any other business as may properly come before the Meeting.

Details on voting are set out in the Notice of Annual Meeting and Proxy Statement on the cover page, and additional details and background on the matters to be considered are set forth in the Proxy Statement.

PROXY STATEMENT
For the Annual Meeting of Stockholders
to be held May 25, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by and on behalf of the Board of Directors of GTSI Corp., a Delaware corporation (“GTSI” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 25, 2012 at 11:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the “Meeting”).

The Meeting will be held at the Company’s principal executive offices located at 2553 Dulles View Drive, Suite 100 in Herndon, Virginia 20171. The Company’s telephone number is (703) 502-2000. This Proxy Statement and the accompanying notice of the Meeting and form of proxy are first being sent or given to stockholders entitled to notice of, and to vote at, the Meeting on or about April 27, 2012.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which contains consolidated financial statements of the Company and other information of interest to stockholders, accompanies this Proxy Statement, but it is not part of the Company’s proxy soliciting material.

Only stockholders of record at the close of business on April 11, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. At the Record Date, [10,057,098] shares of the Company’s common stock, par value $0.005 per share (“Common Stock”), were issued and, excluding [384,418] shares held in treasury, [9,672,680] shares were outstanding for voting purposes. None of the Company’s 680,850 shares of authorized preferred stock is outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Voting and Solicitation

As to all matters to be voted upon at the Meeting, each stockholder is entitled to one vote for each share of Common Stock held. The presence in person or by proxy of a majority of the outstanding Common Stock entitled to vote constitutes a quorum for the conduct of business at the Meeting.

With respect to Proposal 2, if a quorum is present at the Meeting, the nine director nominees receiving the highest number of affirmative votes of Common Stock present in person or by proxy and entitled to vote on the election of directors will be elected. With respect to Proposal 3, if a quorum is present at the Meeting, the three nominees for Class 3 directors receiving the highest number of affirmative votes of Common Stock present in person or by proxy and entitled to vote on the election of directors will be elected. In the election of directors, votes may be cast in favor or withheld with respect to any and all nominees; votes that are withheld may be excluded entirely from the vote and will have no effect on the outcome of the vote. Broker non-votes (proxies that indicate that brokers or nominees have not received instructions from the beneficial owner of shares) are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter.

If a stockholder returns a proxy and no instructions are given, the Common Stock represented thereby will be voted as recommended by the Company’s Board of Directors (the “Board”), including “FOR” the election of the nominees for directors, as listed below under “Election of Directors.”

The cost of this solicitation of proxies will be borne by the Company.  Proxies will be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or fax. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL 1

AMENDMENT TO GTSI’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

Introduction. The Board, after careful consideration and having declared it advisable, submits and recommends for stockholder approval a proposal to amend the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the Board and provide for the annual election of all directors for a one-year term, as described below. The Company currently has a classified Board consisting of four Class 1 directors, three Class 2 directors and three Class 3 directors. At each annual stockholders meeting, one class of directors is elected for a term of three years to succeed the directors whose term expires at such annual stockholders meeting.

The following summary of the proposed amendment to the Certificate of Incorporation (the “Charter Amendment”), which was unanimously approved and adopted by the Board in January 2012, is qualified in its entirety by reference to the complete text of the Charter Amendment (which regards Article EIGHTH of the Certificate of Incorporation) set forth in the form of certificate of amendment attached hereto as Appendix A (the “Certificate of Amendment”).

If approved by the stockholders at the Meeting, the Charter Amendment will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware (which would occur during the Meeting but prior to the consideration of Proposal 2 - to elect the entire Board). The Board will then be declassified immediately, so that every director will stand for election at the Meeting (and thereafter) for a one-year term to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal (Proposal 2).

Each of the Company’s current directors whose term does not expire at the Meeting and is a nominee for election at the Meeting has tendered his qualified resignation. Each resignation is contingent and effective only upon the filing, as approved by the stockholders, of the Charter Amendment with the Secretary of State of the State of Delaware.

If the stockholders do not approve the Charter Amendment, the Board will remain classified, the contingent resignations will be ineffective, and stockholders will instead be asked to elect only three Class 3 directors at the Meeting, each for a three-year term (Proposal 3).

The Company's current authorized capital stock (which will not change as result of effectiveness of the Charter Amendment) consists of 20,000,000 shares of common stock, par value $0.005 per share ("Common Stock"), and 680,850 shares of preferred stock, par value $0.25 per share ("Preferred Stock"). As of the record date hereof, there were [9,672,680] shares of Common Stock (excluding treasury shares) and no Preferred Stock outstanding. Each outstanding share of Common Stock is entitled to one vote for the election of directors and for all other purposes. Under the General Corporation Law of Delaware (the "DGCL"), directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual stockholders meeting and entitled to vote on the election of directors. In all matters, other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the annual stockholders meeting and entitled to vote on the subject matter shall be the act of stockholders, subject to the particular corporation's certificate of incorporation or bylaws requiring a greater vote for a specific matter, as permitted by the DGCL, and to the voting requirements of the DGCL regarding specified matters, such as amendments to certificates of incorporation, mergers, asset sales and dissolutions. Except for any alteration, amendment or repeal to the current provisions of Articles EIGHTH and THIRTEENTH of the Certificate of Incorporation, neither the Certificate of Incorporation nor the Company's by-laws (the "Bylaws") require a greater vote for any specific matter than the vote required by the DGCL. Stockholders’ approval of the Charter Amendment will require the affirmative vote of the holders of two-thirds of the outstanding Common Stock because such amendment would amend Article EIGHTH of the Certificate of Incorporation.

The Certificate of Incorporation currently provides in Article EIGHTH that the Board shall consist of not fewer than two directors nor more than twelve directors. The number of directors that shall constitute the entire Board shall be fixed, from time to time, exclusively by one or more resolutions adopted by at least two-thirds of the total number of authorized directors of the Company (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board). The Charter Amendment will not change the foregoing.

Current Classified Board Structure. The Certificate of Incorporation currently provides that, subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, the Board is divided into three classes of directors designated as Class 1, Class 2 and Class 3, with each class having a three-year term. (Currently the Board has 10 directors, consisting of four Class 1 directors, three Class 2 directors and three Class 3 directors.) Consequently, at any given annual stockholders meeting, the stockholders have the ability to elect only one class of directors for a full term of three years to succeed the directors of the class whose term expire at such annual meeting.  (See “Proposal 3—If Proposal 1 is Not Approved, to Elect Three Class 3 Directors”).

Each director serves until his successor is duly elected and qualified or until his death, resignation or removal. When the number of directors is changed, the Board determines the class or classes to which the increased or decreased number of directors shall be apportioned, provided (a) that the number in each class shall be nearly or equal in number as possible, and (b) that no decrease in the number of directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock, the Certificate of Incorporation currently provides that the Board or any individual director may be removed from office at any time, but only for cause (as defined) by the affirmative vote of the holders of two-thirds of the voting power of all of the Company's then outstanding voting stock entitled to vote at an election of directors, at a special stockholders meeting called for such a purpose.  "Cause" shall mean (a) conduct as a director of the Company or any subsidiary thereof involving willful material misconduct, breach of material fiduciary duty involving personal profit, or gross negligence as to material duties or (b) conduct, whether or not as a director of the Company or any subsidiary thereof, involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law. If the Charter

Amendment becomes effective, the holders of the Common Stock entitled to vote for the election of directors may in their discretion at any meeting duly caused for the purpose, by a majority vote, remove any director or directors, with or without cause, and elect a new director or directors in place thereof.

Subject to the rights of the holders of any series of Preferred Stock, the Certificate of Incorporation currently provides that any Board vacancies resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director so elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified. The Charter Amendment will not change the foregoing.

The Certificate of Incorporation currently provides that no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the Bylaws. Stockholders are not entitled to take action by written consent in lieu of a meeting. The Charter Amendment will not change the foregoing.

The Certificate of Incorporation currently provides that special meetings of the stockholders may be called, for any purpose or purposes, only by (a) the chairman of the Board, (b) the president or (c) the Board pursuant to a resolution adopted by a majority of the total number of authorized directors. The Charter Amendment will not change the foregoing.

The Certificate of Incorporation currently provides that, except as otherwise specifically required by law, no alteration, amendment or repeal of any provision of the Certificate of Incorporation shall be made unless (a) such alteration, amendment or repeal has been first proposed by the Board upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board called for such purpose, and (b) thereafter approved by the stockholders by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that if such alteration, amendment or repeal is to Article EIGHTH or THIRTEENTH of the Certificate of Incorporation, such alteration, amendment or repeal must be approved by the affirmative vote of the holders of at least 66-2/3 percent of the Company's then outstanding stock entitled to vote thereon rather than a majority. The Charter Amendment will not change the foregoing.

Reasons for the Charter Amendment. The Board believes that the Charter Amendment is advisable and in the best interests of the Company and its stockholders for several reasons. Principally, the Board believes that the Charter Amendment will enhance the responsiveness and accountability of the Board and the Company to the stockholders and more align the Board’s and stockholders’ interests. The Board also believes that the Charter Amendment will not discourage directors to continue making independent decisions in good faith on the Company’s behalf nor adversely affect the Company’s ability to attract and retain qualified directors. The Board believes that the potential advantages of a declassified Board are sufficiently great to conclude that the Charter Amendment is advisable and in the best interests of the Company and its stockholders.

The Board is committed to good corporate governance. In determining whether to propose the declassification of the Board as described above, the Board reviewed the various arguments for and against a classified Board structure.

The Board recognizes that a classified Board may offer several advantages, such as promoting continuity and stability of the Board, encouraging directors to take a long-term perspective and reducing a corporation’s vulnerability to coercive takeover tactics. The Board, however, also recognizes that a classified structure may appear to reduce directors’ accountability to stockholders, because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. The Board also noted that several United States publicly held corporations have eliminated their classified board structures in recent years.

In considering the Charter Amendment, the Board was aware that one effect of such amendment is to make it less difficult for holders of a majority of the outstanding Common Stock to change the Board’s composition and to remove existing management in circumstances where the holders of a majority of the Common Stock may be dissatisfied with the performance of the incumbent directors or otherwise desire to make changes. If the Charter Amendment becomes effective, the entire Board will be elected annually for a one-year term, so that a majority or all of the directors can be changed at one stockholders meeting. In addition, stockholders will be entitled, under the amended Certificate of Incorporation, at any meeting duly called for the purpose, to remove any director, including all of the directors, with or without cause, and elect a new director or all directors in place thereof. Currently with a classified Board, it requires two annual stockholders meetings, rather than one, for the stockholders to change a majority of the Company's directors.

The Board also recognizes that one effect of the Charter Amendment may be to encourage a future attempt to acquire control of the Company that is not presented to and approved by the Board, but which a substantial number and, perhaps, even stockholders holding a majority of the outstanding Common Stock might believe to be in their best interests or in which stockholders might receive a substantial premium for their shares over the current market price.

The Charter Amendment could (a) make a proxy contest a more effective means of removing or replacing existing directors, (b) make it less difficult to make a change in control of the Company that is opposed by the Board, or (c) encourage a tender offer or perhaps a merger. The Charter Amendment may also result in the Board having insufficient time to consider fully any proposed takeover attempt in view of the short- and long-term benefits and other opportunities available to the Company and, to the extent the Board determines to proceed with the takeover, to negotiate effectively terms that would maximize the benefits to the Company and its stockholders.

The Board, however, believing that the potential benefits of the Charter Amendment outweigh the possible disadvantages, unanimously determined that it is advisable and in the best interests of the Company and its stockholders to eliminate the classified Board structure as proposed. Therefore, the Board has unanimously approved and recommends that the stockholders approve the Charter Amendment.

The Certificate of Incorporation and Bylaws contain, and with the effectiveness of the Charter Amendment, will continue to contain, certain provisions that may deter hostile takeover attempts, such as "blank" Preferred Stock and a 90-day advance notice requirement for stockholder proposals and nominations to the Board.  Also, stockholders are not entitled to cumulative voting for election of directors under the Certificate of Incorporation or the DGCL.

Under the Certificate of Incorporation, the Board has the authority to determine or alter the rights, preferences, privileges and restrictions to be granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares constituting any such series and to determine the designation thereof. In certain instances, the authorization of a series of Preferred Stock with either unspecified voting rights or rights providing for the approval of extraordinary corporate transactions may be used to create voting impediments or to frustrate persons or entities seeking to effect a merger or otherwise gain control of a corporation. The Board may also authorize, as it has in the past, the issuance of Preferred Stock for the purpose of adopting stockholder rights plans and in connection with various corporate transactions, including corporate partnering arrangements. The Board currently has no intention to cause the Company to issue any Preferred Stock. Also, it is not the Board's current intention to seek stockholder approval prior to any issuance of Preferred Stock, except as required by applicable law or regulation.

Under the Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the outstanding Common Stock is required for approval of the Charter Amendment. Stockholders may approve or reject all of the matters included with the Charter Amendment, as discussed above, in whole but not in part. If stockholders approve the Charter Amendment, it is anticipated that the Certificate of Amendment (containing the Charter Amendment) will be filed with the Secretary of State of the State of Delaware prior to the voting on the election of the entire Board for a one-year term (Proposal 2).

If the Charter Amendment is not approved by stockholders, the Board will remain classified, and directors elected at the Meeting and future annual meetings of stockholders will serve three-year terms and will hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 1 TO AMEND THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD.

PROPOSAL 2

IF PROPOSAL 1 IS APPROVED, TO ELECT NINE DIRECTORS

If Proposal 1 is approved by stockholders, the Board will be declassified and stockholders will vote to elect nine directors, being the entire Board, to hold office for a one-year term. In such event, the Board has nominated each of Lloyd Griffiths, Thomas L. Hewitt, Joseph “Keith” Kellogg, Jr., Steven Kelman, Linwood (Chip) Lacy, Jr., Sterling E. Phillips, Jr., Barry L. Reisig, John M. Toups and Daniel R. Young, for election as a director, to hold office until the annual meeting of stockholders to be held in 2013 and until his respective successor is duly elected and qualified or until his earlier death, resignation or removal. All nine nominees for director are current directors of the Company. Each nominee has indicated his willingness to serve, if elected; however, if a nominee should be unable or unwilling to serve, the proxies may be voted for the election of a substitute nominee designated by the Board or the Board may determine to fix the number of directors at a lesser number. The Board currently has 10 members, but one member Lee Johnson is retiring from the Board as of the Meeting. The Board has fixed the number of directors at nine, as of the Meeting.

Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”

Directors are elected by a plurality of the votes cast at the Meeting, subject to the Board’s policy regarding resignations of directors who do not receive a majority of ‘FOR’ votes.  “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Meeting.

Under the Board’s new policy regarding the election of directors, any nominee for director who receives “for” votes amounting to less than 50% of the votes cast in an uncontested election must tender his or her resignation following certification of the voting results. The Board’s Nominating and Governance

Committee will promptly make a recommendation to the Board on whether or not to accept the resignation. The Committee will consider any stated reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director, the impact the director’s resignation would have on the Company’s compliance with the requirements of the Securities and Exchange Commission (the “SEC”) and The NASDAQ Stock Exchange, Inc. (“NASDAQ”) as well as other relevant factors to determine whether the director’s resignation from the Board would be in the best interest of the Company and its stockholders. The Company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC. If the decision is not to accept the resignation, the filing will disclose the Board’s reasons for such decision.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ITS NINE NOMINEES FOR ELECTION AS DIRECTORS.

PROPOSAL 3

IF PROPOSAL 1 IS NOT APPROVED, TO ELECT THREE CLASS 3 DIRECTORS

If Proposal 1 is not approved by stockholders, the Board will remain classified and stockholders will vote to elect three Class 3 directors at the Meeting. The Board is currently divided into three classes, with each class serving a three-year term. The term of the current Class 3 directors will expire at the Meeting. All directors will hold office until their earlier death, resignation or removal, or until their respective successors have been duly elected and qualified.

If Proposal 1 is not approved by stockholders, the Board has nominated each of Steven Kelman, Barry L. Reisig and John M. Toups for election as a Class 3 director, to hold office until the annual meeting of stockholders to be held in 2015 and until his respective successor is duly elected and qualified or until his earlier death, resignation or removal. Each nominee has indicated his willingness to serve, if elected; however, if a nominee should be unable or unwilling to serve, the proxies may be voted for the election of a substitute nominee designated by the Board or the Board may determine to fix the number of directors at a lesser number.

As discussed above under Proposal 2, under the Board’s new policy regarding the election of directors, any nominee for director who receives “for” votes amounting to less than 50% of the votes cast in an uncontested election must tender his or her resignation following certification of the voting results. The Board’s Nominating and Governance Committee will promptly make a recommendation to the Board on whether or not to accept the resignation.  The Committee will consider the stated reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC and NASDAQ as well as other relevant factors to determine whether the director’s resignation from the Board would be in the best interest of the Company and its stockholders.  The Company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC. If the decision is not to accept the resignation, the filing will disclose the Board’s reasons for such decision.

Directors are elected by a plurality of the votes cast at the Meeting, subject to the Board’s policy regarding the designation of directors who do not receive a majority of “FOR” votes.

Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF STEVEN KELMAN, BARRY L. REISIG AND JOHN M. TOUPS AS CLASS 3 DIRECTORS.

INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES

The table below sets forth the following information with respect to the nominees to be elected at the Meeting, and if Proposal 1 is not approved by stockholders, the directors whose terms of office will extend beyond the Meeting: the age of each such person; the position(s) currently held by each such person within the Company; the year each such person was first elected or appointed a director; the year each such person’s current term will expire; and the class of director of each such person. Mr. Lee Johnson, a Class 2 director, is retiring from the Board as of the Meeting.

Name	Age	Position(s) with the Company	Year First Elected or Appointed	Year Current Term Expires	Class
Steven Kelman, Ph.D.	63	Director	1997	2012	3
Barry L. Reisig	66	Director	2003	2012	3
John M. Toups	86	Director	1997	2012	3
Daniel R. Young	78	Director	2001	2013	1
Joseph “Keith” Kellogg, Jr.	63	Director	2004	2013	1
Lloyd Griffiths	70	Director	2008	2013	1
Linwood (Chip) Lacy, Jr.	66	Director	2009	2013	1
Thomas L. Hewitt	73	Director	2003 (1996*)	2014	2
Sterling E. Phillips, Jr.	65	Director, Chief Executive Officer and President	2011	2014	2

*Denotes previous term (1996 to 1998).

Following are summaries of the background, business experience and descriptions of the principal occupations of the nominees for election as directors, as well as the specific qualifications, attributes or skills that led to the conclusion that these individuals should serve as directors of the Company.

Dr. Kelman has been the Weatherhead Professor of Public Management at Harvard University’s John F. Kennedy School of Government since 1997. From 1993 to 1997, Dr. Kelman served as Administrator of the Office of Federal Procurement Policy at the Office of Management and Budget. From 1986 to 1993, he was Professor of Public Policy at Harvard University’s John F. Kennedy School of Government. As a result of these and other professional experiences, Dr. Kelman possesses particular knowledge and experience in government operations and policy matters, as well as Federal regulatory insight that strengthen the Board’s collective qualifications, skills and experiences.

Mr. Reisig has been a business consultant since 2006. From 2002 until 2006, Mr. Reisig was Vice President of Finance of System Planning Corporation, a developer of high technology systems, and President and Chief Executive Officer of its subsidiary, SPC International. From 1980 to 2002, Mr. Reisig was a partner of Arthur Andersen LLP, involved principally in tax matters. Mr. Reisig served as a director of Healthaxis, Inc. from 2005 to 2008. As a result of these and other professional experiences, Mr. Reisig possesses particular knowledge and experience in business operations and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills and experiences.

Mr. Toups has served as Chairman of the Board since May 2007.  From 1978 until his retirement in 1987, Mr. Toups was President and Chief Executive Officer of PRC, Inc. Mr. Toups is also a director of NVR, Inc., a homebuilding and mortgage banking company, and Wildan Group, a civil engineering services company. Mr. Toups served as a director of Halifax Corporation from 1993 to 2010. Mr. Toups possesses particular knowledge and experience of board practices of other major corporations, and finance, and capital structure that strengthen the Board’s collective qualifications, skills and experiences.

Mr. Young had been a senior executive officer of Federal Data Corporation, a provider of information technology products and services to government agencies, from 1977 until 2000, including serving since 1995 as President and Chief Executive Officer and since 1998 as Vice Chairman of the Board of Directors of Federal Data Corporation. Mr. Young is a director of NCI Corp., an information technology, systems engineering and integration company. Mr. Young served as a director of Halifax Corporation from 2002 to 2010, and as a director for Analex Corp. from 2004 to 2007. As a result of these and other professional experiences, Mr. Young possesses particular knowledge and experience in strategic planning and leadership of information technology based organizations that strengthen the Board’s collective qualifications, skills and experiences.

Mr. Kellogg had previously served as a director of GTSI from October 29, 2003 until he resigned in December 2003 to provide temporary service to the Federal government. During this temporary service, General Kellogg served as Chief Operating Officer of the Coalition Provisional Authority in Baghdad, Iraq. General Kellogg was a member of the U.S. Army from 1971 to 2003, when he retired as a Lieutenant General and a highly decorated war veteran.  From September 2003 until January 2005, General Kellogg served as Senior Vice President for Homeland Security Solutions for Oracle Corp. From January 2005 until July 2009, General Kellogg was employed by CACI International Inc., as an Executive Vice President, Research and Technology Systems. Since June 2009, General Kellogg has been employed by Cubic Defense Applications, Inc. as Senior Vice President of Ground Operations. As a result of these and other professional experiences, Mr. Kellogg possesses particular knowledge and experience in governmental organization, strategic planning and leadership that strengthen the Board’s collective qualifications, skills and experiences.

Dr. Griffiths is the Dean of the Volgenau School of Engineering at George Mason University, Fairfax, Virginia since 1997. Prior to joining George Mason, Dr. Griffiths was Chair of the Electrical and Computer Engineering Department at the University of Colorado from 1994 to 1997; and Associate Dean for Research and Administration in the School of Engineering for nine years at the University of Southern California. Dr. Griffiths is a director of Information Systems Laboratories, Inc., a private engineering firm; and also serves as a member of the Advisory Board of Geographic Services, Inc., a provider of geospatial systems; a member of the Advisory Board of Vangard Voice Systems, a provider of voice technology for mobile enterprise; and a member of the Technical Advisory Board of The Centre Tecnològic de Telecomunicacions de Catalunya (CTTC) in Barcelona, Spain. Dr. Griffiths holds M.S. and Ph.D. degrees in Electrical Engineering from Stanford University. As a result of these and other professional experiences, Mr. Griffiths possesses particular knowledge and experience in technology, engineering, and design, innovation that strengthen the Board’s collective qualifications, skills and experiences.

Mr. Lacy has been since 2008, an operating partner at Council Ventures, a private equity firm that makes investments in healthcare companies. Previously, he served as the President and Chief Executive Officer of Micro Warehouse Incorporated from October 1996 to October 1997. Mr. Lacy served as the Chief Executive Officer of Ingram Industries Inc., from June 1995 to April 1996, as President from December 1993 to June 1995 and still serves as a director. He served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., from 1985 to May 1996. He has held executive positions with Best Products and Zale Corporation's Catalogue Showroom Division. He has been a Director of NETGEAR

Inc. since 2002 and its Lead Independent Director since 2006. He has been Chairman of Streamlite, Inc. (formerly MailExpress, Inc.) since September 2008. He has been a director of NuScriptsRx (formerly New Day Pharmacy Corporation) since May 2009. He served as director of EarthLink Network from 1996 to 2000 and as a director of EarthLink Inc. from 2000 to 2008 when EarthLink Network merged with MindSpring. He previously served as a director for Evault, Inc., Marketworks Inc., Ingram Micro, Inc., CashConductor.com, ModusLink Corporation, SemEquip, Inc., Confidex OY, pcOrder.com, Inc. and Modus Media, Inc. He was inducted into the CRN Computer Museum Industry Hall of Fame in 1997. Mr. Lacy received a B.S. degree in Chemical Engineering from the University of Virginia and an M.B.A. in Business from the Darden Graduate School of Business Administration at the University of Virginia. As a result of these and other professional experiences, Mr. Lacy possesses particular knowledge and experience in technology sales, operations and distribution that strengthen the Board’s collective qualifications, skills and experiences.

Mr. Hewitt has been, since 2000, the Chief Executive Officer of Global Governments, Inc., a strategic planning and marketing company. In 1984, Mr. Hewitt founded Federal Sources, Inc., a market research and consulting firm, where he served as Chief Executive Officer and Chairman of its board of directors until 1999. Mr. Hewitt served as a director of Halifax Corporation from 2002 to 2010, and as a director of Analex Corp. from 2004 to 2007. As a result of these and other professional experiences, Mr. Hewitt possesses particular knowledge and experience in organizational structure, major corporation operations, as well as the technology sector that strengthen the Board’s collective qualifications, skills and experiences.

Mr. Phillips has served as GTSI’s Chief Executive Officer (“CEO”) and President since December 2010. From 2001 to 2007, Mr. Phillips was Chairman and Chief Executive Officer of Analex Corp., a government contractor. From 2007 until 2010, Mr. Phillips was a venture partner at FirstMark Capital. Mr. Phillips served as a director of Analex Corp. from 2001 to 2007 and as a director of MTM Corp. from 2008 to 2010. As a result of these and other professional experiences, Mr. Phillips possesses particular knowledge and experience in government contracting, organizational structure and corporation operations that strengthen the Board’s collective qualifications, skills and experiences.

As mentioned above, Lee Johnson, age 84, is retiring from the Board as of the Meeting. Mr. Johnson, who has served as a director since 1996, has been president of Federal Airways, a former government contractor, since 1984. From 1986 to 1994, Mr. Johnson served as chairman of the board of directors of Falcon Microsystems, Inc. a government microcomputer reseller that was acquired by GTSI in 1994. If Mr. Johnson was not retiring as of the Meeting, his term as a Class 2 director would have otherwise expired at the annual stockholders meeting in 2014.

Other Information

SEC regulations require the Company to describe material legal proceedings, including bankruptcy and insolvency filings, involving nominees for election as directors for companies of which a nominee was an executive officer. The Board’s Nominating & Governance Committee is not aware of any nominee involved in any of the foregoing types of legal proceedings during the past 10 years.

BOARD LEADERSHIP STRUCTURE, RISK OVERSIGHT, EXECUTIVE SESSIONS OF
NONEMPLOYEE DIRECTORS, AND COMMUNICATIONS BETWEEN STOCKHOLDERS
AND THE BOARD

Board Leadership Structure

Currently, there are ten Board members. The Board has unanimously resolved to reduce the number of seats on the Board to nine as of the Meeting. With the exception of Lee Johnson, who is retiring from the Board as of the Meeting, and Mr. Phillips, all of our directors are “independent” as defined by the applicable rule of NASDAQ. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Chairman of the Board, benefits GTSI and its stockholders. GTSI’s Chief Executive Officer and President, Mr. Phillips, who is a nominee for election as a director, is not and would not be an independent director under the NASDAQ rule.

The independent directors regularly have the opportunity to meet without Mr. Johnson and Mr. Phillips in attendance, and the Board had from 2004 to 2007 the position of lead independent director (“Lead Independent Director”). In 2007, Mr. Toups, the designated Lead Independent Director was elected as the Chairman of the Board, and as a result, the Lead Independent Director role has been incorporated into the Chairman role for his tenure. During 2011, there were four regular and five special Board meetings. During 2011 no director attended (in person or by telephone) less than 75% of the aggregate of (a) all Board meetings and (b) all meetings of Board committees of which he was a member. The Company does not have a specific policy regarding attendance of directors at the annual stockholder meeting. All directors, however, are encouraged to attend if available, and the Company tries to ensure that at least one independent director is present at the annual meeting and available to answer any stockholder questions. All 10 directors attended last year’s annual stockholders meeting.

Lead Independent Director

The Lead Independent Director role was created in 2004, to assist the Chairman of the Board and the other Board members in assuring effective corporate governance. The Lead Independent Director’s responsibilities also included assisting the Chairman in reviewing the functions of Board committees and recommending the creation or discontinuance of committees, considering questions of potential conflicts of interest, acting as a resource on corporate governance matters, and acting as the spokesperson for the Company if the Chairman is absent. Mr. Toups was appointed as Lead Independent Director in 2004, and served in this role until his election to Chairman of the Board in 2007. At that time, the role of Lead Independent Director was incorporated into the Chairman role for Mr. Toups’ tenure.

Chairman of the Board

In 2006, the Board separated the duties of the Chairman of the Board and the Company’s Chief Executive Officer. Mr. Toups, who is the current Chairman of the Board, has been Chairman since 2007.

GTSI recognizes that different board leadership structures may be appropriate for companies in different situations and believes that no one structure is suitable for all companies, and that the Company’s current Board leadership structure of separating the Chairman and the CEO is optimal for the Company because it demonstrates to GTSI’s employees, vendors, customers and other stakeholders that GTSI is under balanced leadership, with these separate functions handled by separate individuals, providing for appropriate prioritization and individual focus, while maintaining strong governance methods. The Board and the CEO believe that GTSI, like many U.S. companies, has been well-served by this leadership structure.

Risk Oversight

Our Board is responsible for overseeing GTSI’s risk management process. The Board considers GTSI’s general risk management strategy, the most significant risks facing GTSI, and works to ensure that appropriate risk mitigation strategies are considered by management. The Board is also apprised by our senior management of particular risk management matters in connection with the Board’s general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of GTSI’s risk management process. Among its duties, the Audit Committee reviews with management (a) GTSI policies with respect to certain risk areas that may be material to GTSI, (b) GTSI’s system of disclosure controls and system of internal controls over financial reporting, and (c) GTSI’s compliance with legal and regulatory requirements. Management primarily reports known or potential risk to the Audit Committee, however other Board committees also consider and address risks as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

GTSI’s management is responsible for day-to-day risk management. Our Treasury, Compliance and Internal Control areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of GTSI. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing GTSI and that our Board leadership structure supports this approach.

Executive Sessions of Nonemployee Directors

The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Chairman of the Board serves as the chairperson for these executive sessions.

Communications between Stockholders and the Board

Interested parties, including stockholders, may communicate directly with the Chairman of the Board or specific individual directors by direct mail to the following address: GTSI Corp., 2553 Dulles View Drive, Suite 100, Herndon, Virginia 20171, attention: General Counsel. GTSI's General Counsel will receive and review the communications and has been instructed by the Board to promptly forward all such communications to the director or directors indicated on the communications, unless the communication is clearly more appropriately addressed by other departments, such as customer service or accounts payable, in which case the communication will be forwarded by the General Counsel to the appropriate department.

When reporting a concern, interested parties are asked to supply sufficient information so that the matter may be addressed properly, and encouraged to identify themselves to assist GTSI in effectively addressing the concern. An interested party may choose to remain anonymous, and GTSI will use its reasonable efforts to protect the party’s identity to the extent appropriate or permitted by law.

COMMITTEES AND TRANSACTIONS WITH RELATED PARTIES

Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The current charters of each of these committees, as well as the duties of the Lead Independent Director, are available on the Company’s Internet website, www.GTSI.com (located on the “About Us” web page, under Investors/Corporate Governance). Also posted on such website is a description of the process for stockholders to send communications to the Board or to one or more particular Board members, as noted above. In addition, a special committee of the Board utilized to consider strategic opportunities met five times in 2011.

Audit Committee

The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of its financial statements.  The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company’s independent auditor.

Since the annual stockholders meeting held in 2011 (the “2011 Annual Meeting”), the Audit Committee has been composed of Messrs. Reisig (Chairman), Hewitt, Kellogg and Kelman.  All of the Audit Committee members during the past year, and all of the members who will be appointed for the current year, are independent in accordance with applicable rules of the SEC and NASDAQ. Each current member is able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of operations and statement of cash flow.  The Board has determined that Mr. Reisig is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2011, the Audit Committee met five times.

Compensation Committee

The primary purpose of the Compensation Committee is to provide assistance to the Board in fulfilling its responsibility with respect to oversight of the establishment, administration and appropriate functioning of compensation and related matters for the Company’s employees. The Committee reviews the salaries and bonuses to be paid to the CEO and President and the Company’s other principal executive officers (Chief Financial Officer), and makes recommendations to the Board regarding such salaries and bonuses. The Compensation Committee reviews and approves the salaries and bonuses for the Company’s other officers and administers the Company’s stock option and stock incentive plans.  Since the 2011 Annual Meeting, the Compensation Committee has been composed of Messrs. Young (Chairman), Griffiths, Lacy and Toups.  Each of the committee members is independent in accordance with applicable NASDAQ rules. During 2011, the Compensation Committee formally met four times.

Nominating and Governance Committee

The primary purpose of the Nominating and Governance Committee (“Nominating Committee”) is to provide assistance to the Board in fulfilling its responsibility with respect to oversight of the appropriate and effective governance of the Company, as well as identify and recommend individuals to be presented to the stockholders for election or re-election as Board members. Since the 2011 Annual Meeting, the Nominating Committee has been composed of Messrs. Toups (Chairman), Reisig and Young, all of whom are independent in accordance with applicable NASDAQ rules.  During 2011, the Nominating Committee formally met one time.

Transactions with Related Persons

We may occasionally participate in transactions with certain “related persons.” Related persons include our executive officers, directors, director nominees, the beneficial owners of more than 5% of our Common Stock, immediate family members of these persons, and entities in which one of these persons has a direct or indirect material interest.  we have a written policy as part of our Audit Committee charter that provides for the review and, if applicable, approval at each regularly scheduled meeting of any related party transaction as required by NASDAQ.  Under this policy, the Audit Committee is responsible for the review and approval of each related person transaction exceeding $120,000. The Audit Committee, or the Chairman, considers all relevant factors when determining whether to approve a related person transaction including whether the proposed transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties. Among other relevant factors, they consider (a) the size of the transaction and the amount of consideration payable to the related person(s); (b) the nature of the interest of the applicable director, director nominee, executive officer or 5% stockholder, in the transaction; and (c) whether we have developed an appropriate plan to monitor or otherwise manage the potential for a conflict of interest.

Based on all relevant facts and circumstances, taking into consideration our contractual obligations, the Audit Committee determines whether it is in GTSI’s and its stockholders’ best interest to continue, modify or terminate the related person transaction. In 2011, other than as discussed below under the caption “Certain Relationships and Related Transactions” the Audit Committee did not identify any related person transactions.

DIRECTOR NOMINATIONS AND QUALIFICATIONS

The Nominating Committee will consider nominees for director recommended by stockholders with respect to elections to be held at an annual stockholders meeting. In accordance with the Company’s by-laws, to nominate an individual for election as a director at an annual stockholders meeting, a stockholder must deliver written notice of such nomination to the Company’s Secretary not fewer than 90 days nor more than 180 days prior to the first anniversary of the preceding year’s annual stockholder’s meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, a stockholder’s notice must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day after the day on which public announcement of the date of such meeting is first made.  The notice of a stockholder’s intention to nominate a director must include:

•

information regarding the stockholder making the nomination, including name, address and number of GTSI shares that are beneficially owned by the stockholder;

•

a representation that the stockholder is entitled to vote at the meeting at which directors will be elected, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy soliciting rules if the person had been nominated for election as a director by the Board;

•

a description of any arrangements or understandings between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•

the consent of each such nominee to serve as a director if elected.

The Chairman of the Board, other directors and executive officers may also recommend director nominees to the Nominating Committee. The committee will evaluate nominees recommended by stockholders based on the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s experience, skills and personal accomplishments, including: intelligence, integrity, strength of character, and commitment. Nominees should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing GTSI’s future financial performance. Desired experience for director nominees include: at least 10 years of experience in a senior executive role with a major business organization, preferably, as either chief executive officer or chairman (equivalent relevant experience from other backgrounds such as academics or government may also be considered); a record of accomplishment and line operating (or equivalent) experience; first-hand experience with government contracting; a working knowledge of corporate governance issues and the changing role of boards of directors; and exposure to corporate programs designed to create stockholder value, while balancing the needs of all stakeholders. The foregoing is in addition to the other factors that are listed as an appendix to the Nominating Committee charter that is posted on the Company’s Internet website, www.GTSI.com (located on the “About Us” web page, under Investors/Corporate Governance), as noted above. The committee has not in the past retained any third party to assist it in identifying nominees.

Director nominees should not be employed by or otherwise affiliated with any organization that has competitive lines of business or that may otherwise present a conflict of interest. The Board’s composition, skills and needs change over time and will be considered in establishing the profile of desirable nominees for any Board vacancies. While the Nominating Committee does not have a formal policy with respect to diversity, the committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender, age and national origin, and considers issues of diversity and background in its selection process.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any Board vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director. These candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. As described above, the Nominating Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating Committee at a meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating Committee. Such committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented by such stockholders at the annual meeting of stockholders to be held in 2013, including the nomination of persons to serve on the Board, must be received by the Company’s Secretary not later than December 28, 2012, for inclusion in the proxy statement for that annual meeting.  Stockholders who wish to present a proposal at the annual stockholders meeting to be held in 2013, which has not been included in the Company’s proxy materials, must submit such proposal in writing to the Company in care of the Company’s Secretary.  Any such proposal received by the Company’s Secretary after February 25, 2013, shall be considered untimely under the provisions of the Company’s by-laws governing nominations and the proposal of other business to be considered by the  stockholders at that annual meeting. As discussed above, the Company’s bylaws contain further requirements relating to timing and content of the notice that stockholders must provide to the Company’s Secretary for any nomination or other business to be properly presented at an annual meeting of stockholders. It is recommended that stockholders submitting proposals direct them to the Company’s Secretary by certified mail, return receipt requested, to ensure timely delivery. No stockholder proposals were received with respect to the Meeting.

Stockholders submitting proposals must have continuously held at least $2,000 in market value, or one percent, of the Company’s securities entitled to be voted on the proposal for at least one year prior to submitting the proposal. The stockholder’s proposal and accompanying supporting statement cannot exceed 500 words.  Stockholders may not submit more than one proposal per year.

CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to all of its directors, officers (including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The Code of Ethics was substantially updated in 2009, and notice thereof was made in a Current Report on Form 8-K filed by GTSI with the SEC. The most recent version of the Code of Ethics is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The Company intends to satisfy the disclosure requirements under Item 5.05 of SEC Form 8-K regarding any material amendment to (i.e., other than one of a technical, administrative or non-substantive nature) or waiver of the Code of Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, by posting such information on the Company’s Internet website.

COMPENSATION OF DIRECTORS

Each non-employee director of the Company (other than Mr. Lacy, who, pursuant to his request, is not compensated) is compensated by the payment of an annual retainer of $25,000 (without proration thereof in the event of a partial quarter of service). During 2011, the Chairman of the Board received an annual fee of $40,000. In addition, each Board member receives $1,500 for each Board meeting attended in person and $750 for each Board meeting attended via telephone. The Chairs of the Compensation and Audit Committees receive a $3,500 annual retainer, and each member of the Compensation and Audit Committees receives $1,500 per meeting attended in person or via telephone.   Also in 2011, the members of the three special Board committees, other than Mr. Lacy, received $1,500 per meeting attended in person or via telephone.

Each non-employee director also receives compensation in the form of a long-term incentive award, which may be restricted stock or stock options. In 2011, the non-employee directors received awards of restricted stock. Under GTSI’s Amended and Restated 2007 Stock Incentive Plan (the “Stock Incentive Plan”), each eligible non-employee director is granted such restricted stock, restricted stock units, or other forms of long-term compensation available under the Plan, as the Board shall determine based on Compensation Committee recommendations using information provided by an independent executive compensation consultant. Grants of restricted stock or restricted stock units are based on the closing price of Common Stock on NASDAQ on the date of grant. Non-employee directors of the Company are not eligible to participate in the Company’s other stock option plans or the Company’s Employee Stock Purchase Plan.

Except as discussed above, directors of the Company do not receive any other compensation for their service on the Board or any committee thereof, but are reimbursed for their reasonable expenses incurred in association with the performance of their duties. In addition, Mr. Johnson received compensation for his services as a consultant to the Company (see section entitled “Certain Relationships and Related Transactions” below for information regarding this compensation).

Information regarding the compensation of the directors for 2011 is set forth in the following table.

DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (d)	All Other Compensation ($) (e)	Total ($) (f)
Lloyd Griffiths (2)	43,750	15,203	0	0	58,953
Thomas L. Hewitt	42,250	15,203	0	0	57,453
Lee Johnson	34,000	15,203	0	40,750 (3)	89,953
Joseph “Keith” Kellogg, Jr. (2)	42,250	15,203	0	0	57,453
Steven Kelman, Ph.D. (2)	45,250	15,203	0	0	60,453
Linwood “Chip” Lacy, Jr. (4)	0	0	0	0	0
Sterling E. Phillips, Jr. (5)	0	0	0	0	0
Barry L. Reisig (6)	47,250	15,203	0	0	62,453
John M. Toups (7)	97,250	15,203	0	0	112,453
Daniel R. Young (8)	59,250	15,203	0	0	74,453

(1)

Amount reflects the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Each director with an amount in this column received a restricted stock award of 3,333 shares of restricted stock.

(2)

The amount includes a total of $3,000 paid to the named director for participating in two meetings of a special committee appointed by the Board.

(3)

Mr. Johnson’s compensation is shown in the section entitled “Certain Relationships and Related Transactions.”

(4)

As he requested, Mr. Lacy does not receive any compensation or awards of options or stock as a director.

(5)

Mr. Phillips’ compensation as CEO and President is shown in the Summary Compensation Table.

(6)

The amount includes a total of $1,500 paid to the named director for participating in one meeting of a special committee appointed by the Board.

(7)

The amount includes a total of $16,500 paid to the named director for participating in 11 meetings of special committees appointed by the Board.

(8)

The amount includes a total of $15,000 paid to the named director for participating in 10 meetings of special committees appointed by the Board.

As of December 31, 2011, each director had the following amounts of options and restricted stock:

DIRECTORS’ OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Option Shares (#)	Restricted Stock Shares (#)
Lloyd Griffiths	0	3,333
Thomas L. Hewitt	20,000	3,333
Lee Johnson	46,000	3,333
Joseph “Keith” Kellogg, Jr.	10,000	3,333
Steven Kelman, Ph.D.	30,000	3,333
Linwood “Chip” Lacy, Jr. (1)	0	0
Sterling E. Phillips, Jr. (2)	0	0
Barry L. Reisig	20,000	3,333
John M. Toups	32,000	3,333
Daniel R. Young	30,000	3,333

(1)

Per his request, Mr. Lacy does not receive any equity awards or other compensation as a director.

(2)

Mr. Phillips’ equity awards as CEO and President are shown in the Outstanding Equity Awards at Fiscal Year-End Table.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the year ended December 31, 2011 concerning compensation paid or accrued by the Company to or on behalf of: (a) all individuals serving as the CEO during the year ended December 31, 2011, (b) the two executive officers, other than the CEO, who were serving as an executive officer as of December 31, 2011 and whose compensation exceeded $100,000 and (c) the one additional individual who would have been referenced in clause (b) above but for the fact that she was not serving as an executive officer as of December 31, 2011 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($)(2) (d)	Stock Awards ($) (4) (e)	Option Awards ($) (4) (f)	Non-Equity Incentive Plan Compensation ($)(2)(3) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Sterling E. Phillips, Jr. CEO and President	2011 2010	400,000 25,000	0 0	0 0	194,620 194,130	225,000 0	0 0	8,525(6) 0	828,145 219,130
Peter Whitfield Senior Vice President and Chief Financial Officer	2011 2010 2009	285,000 284,271 250,000	0 0 0	0 0 0	0 0 81,216(8)	0 155,000 159,456(9)	0 0 0	6,125 6,325(7) 8,225(10)	291,125 445,596 498,897
Joseph Uglialoro Vice President and General Counsel	2011	224,912	0	0	0	0	0	22,908(11)	247,820
Bridget Atkinson Vice President (12)	2011 2010 2009	230,000 239,792 229,792	0 0 0	0 0 0	0 0 40,608(14)	0 50,000 143,750	0 0 0	44,459(13) 7,506(10) 7,525(10)	274,459 297,298 421,675

(1)

Includes amounts, if any, deferred by the Named Executive Officer pursuant to the Company’s 401(k) plan.

(2)

Bonuses and Incentives under any Executive Bonus Plan are based on corporate and individual performance.

(3)

For Year 2009, includes incentive earned in 2009, but paid in 2010; for Year 2010, includes incentive earned in 2010, but paid in 2011 and for Year 2011, includes incentive earned in 2011, but paid in 2012.

(4)

Amount reflects the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in the calculations of these amounts see Note 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(5)

All other Compensation includes Company contribution under the Company’s 401(k) plan, if any, which in each is less than $10,000 per person.

(6)

Amount includes perquisite of physical exam.

(7)

Amount includes perquisite of supplemental disability insurance.

(8)

The grant date fair value of the performance-based stock option award based on the “probable” outcome is $0 and based on the “maximum” outcome is $107,136.

(9)

Amount includes a special bonus payment for achieving a particular assignment.

(10)

Amount includes perquisites of physical exam, and supplemental disability insurance.

(11)

Amount includes perquisite of physical exam and retention bonus.

(12)

Ms. Atkinson was terminated as an officer and employee of the Company as part of a realignment of GTSI’s business model, effective December 8, 2011.

(13)

Amount includes perquisites of physical exam, supplemental disability insurance, out-placement assistance, PTO payout and severance.

(14)

The grant date fair value of the performance-based stock option award based on the “probable” outcome is $0 and based on the “maximum” outcome is $53,568.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Sterling E. Phillips, Jr.	33,334 0	66,666(1) 100,000(2)	0 0	4.77 4.73	11/23/2017 2/22/2018			0 0	0 0
Peter Whitfield	15,000 14,531 18,750 9,339 20,000	0 3,633(3) 6,250(5) 6,230(6) 10,000(8)	0 0 0 0 0	11.00 9.60 5.55 9.60 6.40	3/22/2014 2/2/2014 10/29/2015 10/29/2015 8/5/2016	1,378(4) 2,162(7)	5,732 8,994	0 0 0 0 0 0 0	0 0 0 0 0 0 0
Joseph Uglialoro	2,500	7,500(9)	0	4.52	11/3/2017			0	0
Bridget Atkinson	47,500 35,704 10,000	0 0(10) 0(11)	0 0 0	6.75 9.60 6.40	4/28/2013 2/2/2014 8/5/2016			0 0 0	0 0 0

(1)

Shares vest as follows: 33,333 on 11/23/2012 and 33,333 on 11/23/2013.

(2)

Shares vest as follows: 33,334 on 2/22/2012, 33,333 on 2/22/2013 and 33,333 on 2/22/2014.

(3)

SSARs vest as follows: 3,633 on 2/2/2012.

(4)

Shares vest as follows: 1,378 on 2/2/2012.

(5)

Shares vest as follows: 6,250 on 10/29/2012.

(6)

SSARs vest as follows: 3,115 on 10/29/2012 and 3,115 on 10/29/2013.

(7)

Shares vest as follows: 1,081 on 10/29/2012 and 1,081 on 10/29/2013.

(8)

Shares vest as follows: 10,000 on 8/5/2012.

(9)

Shares vest as follows: 2,500 on 11/3/2012, 2,500 on 11/3/2013 and 2,500 on 11/3/2014.

(10)

Unvested SSARS of 8,927 were terminated on 12/8/2011.

(11)

Unvested shares of 5,000 were terminated on 12/8/2011.

COMPENSATION COMPONENTS

To attract and retain key executives, GTSI follows a pay model of providing total compensation to its Named Executive Officers and other key officers consisting of base salaries, short-term variable cash incentive awards and long-term, equity-based incentive awards.

Base Salary

Salary levels are typically considered annually as part of the Company's performance review process as well as upon a promotion or other significant change in job responsibility. Merit based increases to salaries of executive officers are based on the Compensation Committee's assessment of the individual's performance and contributions in a given year. Reviews for all executives are usually made in February of each year for the previous year. Any adjustments are made effective as of the start of the then current year thereby giving the Named Executive Officer a potential adjustment opportunity each 12 months. Individual base salaries also reflect differences in individual performance, scope of responsibilities, internal equity and experience level.

Short-Term Variable Cash Incentive Awards

The Compensation Committee believes that the primary portion of the annual cash compensation of each Named Executive Officer should be in the form of short-term variable cash incentive pay. By tying a significant portion of the executive's compensation to short-term variable cash awards, GTSI seeks to align the executive's interests with both short-term and long-term objectives, as well as individual and company goals that align with stockholder interests. Annual cash incentives are awarded based on achievement of critical short-term operating, financial and strategic goals that are expected to contribute to stockholder value creation over time.

No annual short-term incentive awards for the Named Executive Officers for fiscal 2011 were given under GTSI's Executive Incentive Plan ("EIP") because GTSI did not achieve the financial performance goals (earnings before tax – EBT) established for 2011 under the EIP. EBT is used as a performance measure because GTSI believes that it represents the best measurement of its operating earnings. The annual short-term incentive is intended to be paid or not paid primarily based on actions and decisions taken for that fiscal year which directly affect earnings. Taxes are excluded because tax payments are not related to annual decisions on business operations. The Compensation Committee established the financial performance goals so that they are consistent with the goals in GTSI's fiscal 2011 business plan established by the Board.

The actual formula applied to each eligible executive officer is based on the executive's overall market compensation analysis and is tied to overall Company performance, a result that is not within the individual executive's control. Individual bonuses are calculated as a percentage of base salary and generally range from 20% to 65% in the case of executive officers, other than the CEO. In 2011 Mr. Phillips was entitled under his 2010 employment agreement to a short-term incentive opportunity of $450,000 at 100% payout and a guaranty of $225,000 at 50%, in accordance with the Company's then senior bonus plan. (Mr. Phillips elected not to be eligible for 2010.) The maximum payout on the incentive plan, on an annual basis, is 200% following the guidelines outlined below.

The Short-Term Incentive Plan is an annual program established to reward executives for attaining significant "stretch" profitability goals for the calendar year. Bonus payments are payable in the ratio of the percentage of the goal achieved upon attainment of GTSI Operations EBT (adjusted, if necessary, for Board-approved one-time charges). The program is measured annually for all eligible participants. The

Short-Term Incentive Plan has a minimum threshold (break even performance as measured by GTSI Operations EBT) that needs to be satisfied for a payout to be awarded and has a maximum payout of 200% of the executive's eligible incentive. No bonus is awarded for any performance below the minimum threshold amount. The Board establishes the GTSI operations EBT goals at the beginning of each year. In 2011, no EBT bonuses were earned by executive officers, including Named Executive Officers, based on the application of the Short-Term Incentive Plan's formula.

Long-Term, Equity-Based Incentive Awards

GTSI has shifted to restricted stock and stock settled appreciation rights ("SSARs") as the primary equity component of executive officer compensation through GTSI's long-term incentive plan ("LTIP"). These are GTSI's primary vehicles for offering long-term incentives to the Named Executive Officers and other executive officers. GTSI believes these components provide its executive's with incentives to achieve long-term corporate performance, help to create a culture of ownership, and align the executive’s interests with those of our stockholders.

GTSI believes that its Long-Term, Equity-Based Incentive Awards (a) enhances the link between the creation of stockholder value and long-term executive incentive compensation; (b) maintains and improves long-term retention of key personnel; (c) provides a competitive total compensation program for GTSI’s key personnel; and (d) provides an opportunity for increased equity ownership by executives.

The Compensation Committee relies on the benchmarking analysis discussed above in this summary in connection with equity awards. The Compensation Committee uses total direct compensation – salary plus cash incentives plus long-term stock incentives assuming the Company achieves targeted metrics – as the foundation for determining the size of equity awards.

Long-Term Incentive Plan

The LTIP is designed to encourage behavior that creates superior financial performance and to strengthen the commonality of interests between LTIP participants and the Company's owners in creating superior stockholder value. The LTIP is designed and intended to comply, to the extent applicable, with Internal Revenue Code Section 162(m).

The awards, in the form of cash incentive compensation, may be granted to officers of the Company and its subsidiaries in the Compensation Committee's sole discretion, taking into account such factors as the committee deems relevant in connection with accomplishing the purposes of the LTIP.

No awards were made under the LTIP for 2011.

Stock Option and Stock Incentive Programs

Stock Option Program

In addition to the LTIP, options to purchase GTSI's common stock have been a component of the Company's executive long-term, equity based compensation programs. The Compensation Committee views the grant of stock options as an incentive that serves to align the interests of executives with the Company's goal of enhancing stockholder value.

The Compensation Committee reviews and acts upon recommendations by the CEO with regard to the grant of stock options to executives (other than to himself). Stock option award levels are determined based on market data, vary among participants based on their positions, performance and contribution, and responsibilities within the Company and previous stock option grants (if any) and are granted at the Compensation Committee's regularly scheduled April meeting. On occasion, options are awarded at other times during the year for exceptional performance. Newly hired or promoted executives receive their award of stock options on either their first day of regular employment or the day the award is approved by the Compensation Committee. The Compensation Committee does not "time" grants.

Options are awarded at the NASDAQ exchange's closing price of GTSI's common stock on the date of the grant and reflect fair market value. Options will only have value to an executive officer if the stock price increases over the exercise price. The Compensation Committee has never granted options with an exercise price that is less than the closing price of the stock on the grant date nor has it granted options that are priced on a date other than the grant date. The majority of the options granted by the Compensation Committee vest at a rate of 25% per year on each of the first four anniversaries of the date of grant, provided that the option holder is a GTSI employee on the vesting date. The option term is typically seven years. Vesting ceases upon termination of employment and vested options can be exercised within three months of termination. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the stock subject to such option, including voting rights or dividends.

Stock Incentive Program

Under the Company’s 2007 Incentive Stock Plan, the Company may, upon approval by the Compensation Committee (except for awards made to the CEO that requires the Board's approval), make stock awards in the form of restricted stock, restricted stock units or performance awards to select participants, including the Named Executive Officers, whose annual non-equity incentive compensation represents a portion of their total annual compensation. Under the stock incentive program, a participating executive may be awarded a number of shares based on the executive's performance or as part of the annual review of the executive's compensation portfolio.

If a change of control occurs, an executive's outstanding unvested options will immediately vest. In addition, the Company's change of control agreements with executives require a "double trigger" under which the affected executive receives a financial benefit only upon the occurrence of a change in control and termination of the executive's employment by the Company without cause or by the executive for good reason. The double trigger applies to all of the Company's current change of control agreements.

During 2011, the Company did not grant any stock incentive awards to any Named Executive Officers or any other executive officers.

Insurance, Retirement and other Employee Benefits

Our Named Executive Officers generally do not receive any special benefits. GTSI offers broad based benefits to all its employees, including executives, on substantially the same basis. The Company does not offer a retirement program. However the Company does provide certain Named Executive Officers with perquisites and other personal benefits that the Board and the Compensation Committee believe are reasonable and consistent with the Company's overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews and benchmarks the levels of perquisites and other personal benefits provided to the Named Executive Officers via its external executive consultant.

The Named Executive Officers are provided annual executive physicals (by a certified third party), supplemental disability insurance and long-term care insurance.

The Company has severance agreements with its executive officers, including the Named Executive

Officers. In addition, the Company has agreed to pay certain amounts to these executives if their employment is terminated by the Company without cause or by the executive for "good reason" following a change of control of GTSI. For a discussion of employment agreements with Named Executive Officers and other executive officers, see the disclosure on page 29 titled:  EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.

Severance and Change of Control Provisions for Named Executive Officers

See disclosure on page 29 titled: EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding GTSI’s equity compensation plans as of December 31, 2011.

Plan Category	Number of Shares to be Issued upon Exercise / Lapse of Outstanding Options / Restricted Stock Awards (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	925,226	$7.39	1,608,423
Equity compensation plans not approved by stockholders	0	0	0
Total	925,226	$7.39	4,608,423

COMMON STOCK OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 25, 2012 (except as noted otherwise) by: (a) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (b) each of the Company’s directors who owns Common Stock; (c) each of the Named Executive Officers; and (d) all current directors and executive officers of the Company as a group.

	Shares	Percent
Name of Beneficial Owner (1)	Beneficially Owned	of Class
Linwood A. (“Chip”) Lacy, Jr. (2) c/o Solomon, Ward, Seidenwurm & Smith 401 B Street Suite 1200 San Diego, CA 92101	1,419,600	14.7%
T. Rowe Price 100 Light Street Baltimore, MD 21202	958,900	9.9%
Nantahala Capital Management, LLC 100 First Stamford Place, 2nd Floor Stamford, CT 06902	888,846	9.2%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	803,579	8.3%
M. Dendy Young c/o Charles Schwab & Co. 7401 Wisconsin Avenue, Suite 100 ATTN: Thomas Farley Bethesda, MD 20814	773,284	8.0%
Lee Johnson (3)	186,831	1.9%
John M. Toups (4)	110,331	1.1%
Peter Whitfield (5)	94,568	1.0%
Steven Kelman, Ph.D. (6)	90,846	*
Sterling E. Phillips, Jr. (7)	88,668	*
Daniel R. Young (8)	73,331	*
Thomas L. Hewitt (9)	52,331	*
Barry L. Reisig (10)	46,331	*
Joseph “Keith” Kellogg, Jr. (11)	33,331	*
Lloyd Griffiths (12)	13,332	*
Bridget Atkinson (13)	6,737	*
Joseph Uglialoro (14)	2,822	*
Jeremy Wensinger (15)	0	*
All Directors and Executive Officers as a group (14 persons) (16)	2,219,059	22.2%

*

Less than one percent.

(1)

Such persons have sole voting and investment power with respect to all Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)

Excludes 252,514 shares owned by the Linwood A. Lacy, Jr. 2004 Charitable Lead Annuity Trust; Mr. Lacy has no beneficial interest in such shares.

(3)

Includes 46,000 shares for which options are exercisable or become exercisable within 60 days after March 25, 2012 and 3,333 restricted shares.

(4)

Includes 32,000 shares for which options are exercisable or become exercisable within 60 days after March 25, 2012 and 3,333 restricted shares.

(5)

Includes 81,253 shares for which options/SSARs are exercisable or become exercisable within 60 days after March 25, 2012.

(6)

Includes 30,000 shares for which options are exercisable or become exercisable within 60 days after March 25, 2012 and 3,333 restricted shares.

(7)

Includes 68,668 shares for which options/SSARs are exercisable or become exercisable within 60 days after March 25, 2012.

(8)

Includes 30,000 shares for which options are exercisable or become exercisable within 60 days after March 25, 2012 and 3,333 restricted shares.

(9)

Includes 20,000 shares for which options are exercisable or become exercisable within 60 days after March 25, 2012, and 3,333 restricted shares.

(10)

Includes 20,000 shares for which options are exercisable or become exercisable within 60 days after March 25, 2012 and 3,333 restricted shares.

(11)

Includes 10,000 shares for which options are exercisable or become exercisable within 60 days after March 25, 2012 and 3,333 restricted shares.

(12)

Includes 3,333 restricted shares.

(13)

No shares of options/SSARs are exercisable or become exercisable within 60 days after March 25, 2012.

(14)

Includes 2,500 shares for which options/SSARs are exercisable or become exercisable within 60 days after March 25, 2012.

(15)

No shares of options/SSARs are exercisable or become exercisable within 60 days after March 25, 2012.

(16)

Includes 338,421 shares, comprising of shares for which options/SSARs are exercisable or become exercisable within 60 days after March 25, 2012 and restricted shares.

Percentages will be reconfirmed as of March 25, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Exchange Act Section 16(a) requires the Company’s directors and officers, and persons who own more than 10% of the Common Stock, to file with the SEC reports concerning their beneficial ownership of the Company’s equity securities. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all such SEC reports they file. Pursuant to Item 405 of SEC Regulation S-K, the Company is required in this Proxy Statement to provide disclosure of “insiders” who do not timely file such reports. Based solely on a review of Forms 3 and 4, including amendments thereto, furnished to the Company during 2011, we believe that all of our directors, officers and stockholders subject to the reporting requirements of Exchange Act Section 16(a) filed their reports with the SEC on a timely basis during 2011.

EXECUTIVE OFFICERS

The Company’s current executive officers, and certain information about each of them, are as follows:

Name	Age	Title
Sterling Phillips	65	Chief Executive Officer, President and a Director
Jeremy Wensinger	48	Chief Operations Officer
Peter Whitfield	53	Senior Vice President and Chief Financial Officer
Joseph Uglialoro	41	Vice President, General Counsel and Secretary

Officers are appointed by and serve at the Board’s discretion, except that officers at the Vice President level are appointed by and serve at the CEO’s discretion.

Mr. Phillips joined the Company in December 2010 as CEO and President. In January 2011 the Board appointed Mr. Phillips as a director of GTSI. From January 2001 to April 2007, he served as Chairman and Chief Executive Officer for Analex Corp., a government contractor. And from May 2007 to November 2010, he served as a venture partner for FirstMark Capital, a venture capital company. Mr. Phillips served as a director of Analex Corp. from January 2001 to April 2007 and as a director of MTM Corp. from 2008 to 2010.

Mr. Wensinger joined the Company in October 2011 as Chief Operations Officer. From June 1989 to August 2008, he served in various management positions within Harris Corporation, most recently as its Group President of Government Communications Systems. And from September 2008 to April 2011, he served as President of Cobham Defense Electronic Systems Division, a manufacturer of high technology products.

Mr. Whitfield joined the Company in March 2007 as Division Vice President, Internal Audit and Process. He was promoted to Vice President, Financial Planning, Analysis and Internal Audit in June 2008. In September 2008, he was appointed Vice President and Interim Chief Financial Officer and in October 2008, he was promoted to Senior Vice President and Chief Financial Officer. From October 27, 2010 until December 1, 2010, Mr. Whitfield also served as GTSI’s Acting Co-CEO. From October 2003 to June 2004, he served as a consultant for Worldcom, Inc. From June to September 2004, he served as Sr. Director of Procurement for Inphonic, Inc., then from September 2004 until May 2005, he served as Vice President of Fulfillment and from May 2005 until July 2006, he served as Sr. Vice President of Operations.  From August 2006 until March 2007, he served as a financial consultant for GTSI.

Mr. Uglialoro joined the Company in July 2004 as Senior Corporate Counsel. He was appointed Deputy General Counsel in April 2008 and Secretary of GTSI in October 2010. Mr. Uglialoro was appointed Acting General Counsel and Secretary in November 2010 and Vice President, General Counsel and Secretary in February 2011. From 2002 to 2004, he served as Corporate Counsel for France Telecom North America.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during the 2011 fiscal year were: Daniel Young (Chairperson), Lloyd Griffiths, John Toups and Linwood (Chip) Lacy, Jr. No member of this committee was at any time during the 2011 fiscal year or at any other time an officer or employee of the Company and no member of this committee had any relationship with GTSI requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of GTSI has served on the board of directors or compensation committee of any other entity that has or has had one of more executive officers who served as a member of the Board or its Compensation Committee during 2011.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

The following is a description of GTSI’s employment agreements, severance agreements and change-of-control arrangements with each current executive officer.

Employment Agreements

On January 24, 2011, the Company entered into an employment agreement, effective as of December 1, 2010, with Sterling Phillips, pursuant to which Mr. Phillips is employed by GTSI as CEO and President. The agreement provides that Mr. Phillips will receive (a) a base salary of $400,000 per annum, with a targeted incentive of up to $450,000 in the form of cash and restricted stock subject to 100% attainment for specific performance goals established by the Board.  For 2011, the Company guaranteed 50% of Mr. Phillips’ incentive opportunity (at 100% attainment), an amount equal to $225,000. Annual base salary and targeted incentives will be reviewed annually by the Board. In addition, Mr. Phillips was granted an option to purchase up to 200,000 shares under the Company’s Stock Incentive Plan, with a grant date of November 23, 2010, vesting in one-third equal increments on each of the first three anniversaries of the grant date, subject to Mr. Phillips’ continued employment as of each vesting date. The option has an exercise period of up to seven years and an exercise price of $4.77 per share, which was based on the $4.77 per share closing price of GTSI’s common stock on November 23, 2010. Because the above-referenced option grant was inadvertently in excess of the Stock Incentive Plan’s limit on grants in excess of 100,000 option shares to any one employee during a single fiscal year, only 100,000 stock options were effectively granted.  On February 22, 2011, the Company, as authorized by the Board and the Compensation Committee, granted Mr. Phillips an option to purchase up to 100,000 shares under the Stock Incentive Plan, vesting in one-third equal increments on each of the first three anniversaries of the grant date, subject to Mr. Phillips’ continued employment as of each vesting date. The option has an exercise period of up to seven years and an exercise price of $4.73 per share, which was based on the $4.73 per share closing price of GTSI’s common stock on the grant date.

Mr. Phillips’ employment agreement also provides that, subject to applicable laws, the Board will nominate Mr. Phillips for election as a Board member by the stockholders while he is employed under the agreement. Mr. Phillips was so nominated and elected to the Board by the stockholders at the 2011 Annual Meeting, and has been nominated for reelection at the Meeting.

If a change of control of GTSI, as defined in the agreement, occurs and Mr. Phillips’ employment is terminated by the Company without cause or by Mr. Phillips for good reason, as defined in the agreement, Mr. Phillips will be entitled to, among other benefits normally provided to other GTSI executives, severance equal to 12 months of his annual base salary at the time of termination, accelerated vesting of stock awards (whether restricted stock, stock options or other awards), as well as other benefits that will have accrued as of the termination date. The severance amounts would be paid during the 12 months following the termination date in accordance with Company’s standard payroll schedule.

On October 18, 2011, the Company entered into an employment agreement, effective as of October 7, 2011, with Jeremy Wensinger, pursuant to which Mr. Wensinger is employed by GTSI as Chief Operations Officer. The agreement provides that Mr. Wensinger will receive (a) a base salary of $400,000 per annum, with a targeted incentive of up to $250,000 in the form of cash and restricted stock (which was prorated for 2011) subject to 100% attainment for specific performance goals established by the Board. For 2012, the Company has guaranteed 50% of Mr. Wensinger’ incentive opportunity (at 100% attainment), an amount equal to $125,000. Annual base salary and targeted incentives will be reviewed annually by the Board. In addition, Mr. Wensinger was granted an option to purchase up to 200,000 shares under the Company’s Stock Incentive Plan, in two separate lots of 100,000 stock options, with the grant date of the first lot on September 30, 2011 and the grant date of the second lot on the first business day of 2012, each vesting in one-third equal increments on each of the first three anniversaries of the grant date, subject to Mr. Wensinger’s continued employment as of each vesting date. The options have an exercise period of up to seven years. The first lot has an exercise price of $4.59 per share, which was based on the $4.59 per share closing price of GTSI’s common stock on September 30, 2011. The second lot has an exercise price of $4.15 per share, which was based on the $4.15 per share closing price of GTSI’s common stock on January 3, 2012.

If the Company terminates Mr. Wensinger’s employment without cause, as defined in his agreement, he will be entitled to, among other benefits normally provided to other GTSI executives, severance equal to 12 months of his annual base salary at the time of termination payable during the first 12 months after the termination date in accordance with the Company’s standard payroll schedule.

If a change of control of GTSI, as defined in the agreement, occurs and Mr. Wensinger’s employment is terminated by the Company without cause or by Mr. Wensinger for good reason, as defined in the agreement, Mr. Wensinger will be entitled to, among other benefits normally provided to other GTSI executives, severance equal to 12 months of his annual base salary at the time of termination, accelerated vesting of stock awards (whether restricted stock, stock options or other awards), as well as other benefits that will have accrued as of the termination date. The severance amounts would be paid during the 12 months following the termination date in accordance with Company’s standard payroll schedule.

The Company and Peter Whitfield entered into an employment agreement pursuant to which Mr. Whitfield is employed as GTSI’s Chief Financial Officer effective October 29, 2008. Pursuant to the agreement, the Company currently pays Mr. Whitfield a salary at the annual rate of $285,000 and Mr. Whitfield has a targeted annual incentive of up to $171,000 at 100% achievement, or $342,000 at 200% achievement, subject to the Company’s then existing incentive plan attainment level.

The Company also agreed to provide Mr. Whitfield with a severance payment equal to six months of his then base salary for a termination without cause, as defined in his agreement, and in the case of termination without cause after a change of control as defined in the agreement, a severance payment equal to 15 months of his total targeted compensation. In addition, the Company provides Mr. Whitfield with the employee benefits accorded other senior executive officers of the Company.

In October 2008, Mr. Whitfield received, pursuant to his employment agreement, an option to purchase up to 25,000 shares of the Company’s common stock under the Stock Incentive Plan and 5,402 restricted shares and 15,569 stock settled appreciation rights under the Company’s Long-Term Incentive Plan. Such awards were subject to the Company’s standard vesting periods.

Severance Agreements and Change of Control Agreements

The Company has entered into severance agreements and change of control agreements with certain key employees, including Joseph Uglialoro.  Also, as discussed above, Mr. Phillips’, Mr. Wensinger’s and Mr. Whitfield’s employment agreements have severance and change of control provisions.

The severance agreement with Mr. Uglialoro entitles him to a severance package if his employment is terminated by GTSI without “cause,” in which case the Company will pay him a lump sum severance payment equal to four months of his then current annual base salary, subject to standard withholdings and deductions. The Company’s obligation to pay this severance compensation is subject to receipt of a release from Mr. Uglialoro.

The change of control agreement with Mr. Uglialoro provides that if a change of control of GTSI occurs and Mr. Uglialoro’s employment is terminated by the Company without cause or by Mr. Uglialoro for good reason, he will be entitled to, among other benefits normally provided to other GTSI executives, severance equal to three months of his annual total target compensation at the time of termination, accelerated vesting of stock awards (whether restricted stock, stock options or other awards), as well as other benefits that will have accrued as of the termination date. The severance amounts would be paid during the three months following the termination date in accordance with Company’s standard payroll schedule.

If it is determined that any payment or distribution by the Company to or for the benefit of the officer in connection with a change of control would be subject to the excise tax imposed by Internal Revenue Code Section 4999, the officer will be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that, after payment by the officer of the excise tax imposed by Code Section 4999 on the Gross-up Payment, the officer retains an amount of the Gross-up Payment equal to the excise tax imposed upon the change of control payments.

Executive Officer Termination

Effective December 8, 2011, GTSI’s employment of Bridget Atkinson, Vice President of Human Resources & Organizational Development, was terminated. Pursuant to a separation letter agreement with Ms. Atkinson, dated December 8, 2011, GTSI (a) will pay Ms. Atkinson severance compensation of $120,000, in accordance with Company’s standard payroll schedule, (b) will reimburse Ms. Atkinson for GTSI’s customary portion of her medical, dental and vision benefits coverage, via COBRA, through June 30, 2012, and (c) paid Ms. Atkinson $15,000 for out-placement assistance. Ms. Atkinson has provided transitional consulting services to the Company, pursuant to a separate services agreement that will terminate on June 30, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and Federal Airways Corporation, a company of which Mr. Johnson is the owner and president, were parties to a consulting agreement, which began in 1997. In January 2009, a new consulting agreement was executed, which terminated on February 29, 2012.  Under the agreement, if the Company called upon Mr. Johnson to provide services in respect of Company matters, the Company paid Mr. Johnson a fee of $2,000 per day for his services and reimbursed his related out-of-pocket expenses. During 2011, the Company paid Federal Airways Corporation $40,750, plus reimbursement of related out-of-pocket expenses of $5,966.74, for a total of $46,716.74 for services performed by Mr. Johnson during the year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following Report of the Audit Committee of the Board (the “Audit Committee”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference in any of those filings.

The Board adopted a written Audit Committee Charter, a copy of which is posted on the Company’s Internet website, www.GTSI.com (located on the Investor Relations web page). The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report “independent” as independence is defined in NASDAQ Rule 4200(a)(15).

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”) to review and discuss significant accounting issues.

The Audit Committee members have reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011.  Management advised the Audit Committee that all of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2011 were prepared in accordance with U.S. generally accepted accounting principles and the Audit Committee discussed such financial statements with both management and PwC.

Prior to the commencement of the audit, the Audit Committee discussed with Company’s management and PwC the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with PwC, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee’s review included discussion with PwC of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to the Company’s independent registered public accounting firm,  Audit Committee members, among other things, discussed with PwC matters relating to its independence, including the written disclosures and letter received by the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee reviewed and pre-approved the non-audit services described below provided by PwC during 2011. The Audit Committee has considered whether the provision by PwC of non-audit services to the Company is compatible with maintaining PwC’s independence and concluded it was compatible with maintaining the requisite independence.

The Audit Committee also works with the internal auditor that reports directly to the Audit Committee and GTSI’s Chief Financial Officer.

Management determined that the Company was a non-accelerated filer for its 2011 fiscal year since its float fell below the required threshold of $50 million for non-affiliates as of the last business day of its most recently completed second fiscal quarter. During the course of closing the fiscal year ended December 31, 2011, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC.

On the basis of the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Board approve the inclusion of the Company’s audited consolidated financial statements referred to above in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Audit Committee members for the year ended December 31, 2011:

Barry L. Reisig, Chairman
Thomas Hewitt
Joseph Keith Kellogg, Jr.
Steven Kelman

AUDIT FEES

The following table shows the fees paid or incurred by the Company for the audit and other services provided by PwC for 2011 and 2010.

	2011	2010
Audit Fees	$1,158,726	$1,152,098
Audit Related Fees	$0	$0
Tax Fees	$0	$0
All Other	$6,500	$6,500
Total	$1,165,226	$1,158,598

Since 2003, GTSI has been required to obtain pre-approval by our Audit Committee for all audit and permissible non-audit related fees incurred with our independent registered public accounting firm. The Audit Committee has adopted additional pre-approval policies and procedures. All audit and tax fees were approved in advance by the Audit Committee. When it is efficient to do so, we use third parties other than our auditors to perform non-audit work, such as tax work, on behalf of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Due to timing reasons, the Board has not yet selected the independent registered public accounting firm for the Company’s year ending December 31, 2012, but is expected to select the independent registered public accounting firm at the next Board Meeting. The Company, through the Audit Committee and Board confirmation engaged PwC as its independent registered public accounting firm since June 6, 2007, and the Firm has continued as its independent registered public accounting firm through December 31, 2011.

A representative of PwC, who is expected to be present at the Meeting, will have an opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

ANNUAL REPORT

A copy of the Company’s 2011 Annual Report to Stockholders is being delivered to each stockholder as of the Record Date. The Company’s Annual Report on Form 10–K for the year ended December 31, 2011, as filed with the SEC, is also available free of charge to all stockholders of record as of the Record Date by writing to the Company at 2553 Dulles View Drive, Suite 100, Herndon, Virginia, 20171-5219, Attention: Investor Relations.

HOUSEHOLDING

Approved by the SEC, “Householding” allows companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy materials to any household at which two or more stockholders reside. If you and other residents at your mailing address own our Common Stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold our Common Stock in your own name as a holder of record, “householding” will not apply to your stock.

We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to the Company at 2553 Dulles View Drive, Suite 100, Herndon, Virginia 20171-5219, Attention: Investor Relations, or call (703) 502-2463.

OTHER MATTERS

The Company currently knows of no matters to be submitted at the Meeting other than those described herein. If any other matters properly come before the Meeting, the proxies will vote the Common Stock they represent as they deem advisable. The persons named as attorneys-in-fact in the proxies are officers of the Company.

By Order of the Board of Directors

Joseph Uglialoro
Secretary

Herndon, Virginia

April 27, 2012

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF RESTATED CERTIFICATE OF INCORPORATION

OF

GTSI CORP.

(a Delaware corporation)

GTSI Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

First: The Corporation’s name is GTSI Corp.

Second: The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is September 17, 1986. The name under which the Corporation was originally incorporated is TSI Acquisition Corp.

Third: The Corporation’s Restated Certificate of Incorporation is hereby amended by deleting the current paragraph A of Article EIGHTH in its entirety and inserting in substitution thereof a new paragraph A, as follows:

A. (1)

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The Board of Directors shall consist of not fewer than two directors nor more than twelve directors. The number of directors that shall constitute the whole Board of Directors shall be fixed, from time to time, exclusively by one or more resolutions adopted by at least two-thirds of the total number of authorized directors of the Corporation (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors).

(2)

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, each director shall be elected for a term of office that shall expire at the next annual meeting of stockholders following his or her election, and each director shall hold office until the election and qualification of his or her successor or until his or her earlier death, resignation or removal.

(3)

Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

Fourth.

 The directors of the Corporation adopted resolutions that set forth the foregoing amendments, declared that such amendments are advisable and directed that such amendments be submitted for action by the Corporation’s stockholders.

Fifth.

This amendment to the Restated Certificate of Incorporation of the Corporation was adopted in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be executed by the Corporation’s duly authorized President and Chief Executive Officer and by the Corporation’s duly authorized Secretary, on this __ day of ______ 2012, in accordance with Section 103(a)(2) of the General Corporation Law of the State of Delaware.

GTSI Corp.

By:
Sterling E. Phillips, Jr.
Chief Executive Officer & President

Attest:

Joseph Uglialoro, Secretary